Exhibit 99.1

           United Security Bancshares, Inc. Announces Quarterly and
                            Twelve Months Earnings

    THOMASVILLE, Ala., Feb. 4 /PRNewswire-FirstCall/ -- United Security Bancshares, Inc. (Nasdaq: USBI) today reported net income for the quarter ended December 31, 2003, of $3,650,000 compared to $2,253,000 for the same period of 2002, a 62% increase. On a diluted per share basis, net income for the fourth quarter of 2003 was $0.57, compared to $0.35 for 2002, a 63% increase. On a year-to-date basis, net income increased from $9,175,000 in 2002 to $11,415,000, a 24% increase. On a diluted per share basis, net income for the twelve months ended December 31, 2003, was $1.77 per share, compared to $1.41 per share, a 26% increase.

    The primary factors for the increase in net income over the same period last year were increased net interest income as a result of improved net interest margin and the improved operating performance of the Company's finance company subsidiary, Acceptance Loan Company (ALC). ALC has experienced significantly fewer charge-offs during 2003 than 2002 as a result of improved monitoring of the credit portfolio at ALC. Net income at ALC for the three months ended December 31, 2003, was $853,000 compared to $502,000 for the same period of 2002. Net income at ALC for the twelve months ended December 31, 2003, was $2,534,000 compared to $1,236,000 for the same period during 2002.

    Performance ratios continue to show improvement with return on average assets at 2.08% and return on average equity increasing to 16.44%.

    At December 31, 2003, total assets amounted to $567,188,000, an increase of 6% over December 31, 2002. Total deposits showed an increase of $34,580,000, or 10%. Loans, net of unearned discount, increased 8% to $386,578,000. Shareholders' equity totaled $73,329,000, which represents a book value of $11.40 per share. Dividends for the fourth quarter increased to $0.17 per share.

    On June 19, 2003, the Board of Directors declared a two-for-one stock split payable on July 22, 2003, to shareholders of record at the close of business on June 30, 2003. As a result of the stock split, shareholders of record received one additional share for every share currently held. All periods presented have been restated reflecting the stock split for comparative purposes.


                       UNITED SECURITY BANCSHARES, INC.
                       (Unaudited Financial Highlights)
           (In thousands, except per share amounts and percentages)

                                     3 Months Ended         12 Months Ended
                                       December 31,           December 31,
                                      2003       2002      2003        2002
    Earnings Summary:
      Net Interest Income           $9,956      $8,160   $35,587     $31,618
      Provision for Credit Losses      843         892     3,505       3,859
      Non-Interest Income            1,540       1,499     5,662       5,069
      Non-Interest Expense           5,357       5,551    21,306      20,032

    Income Before Income Taxes      $5,296      $3,216   $16,438     $12,796
    Income Tax Provision             1,646         963     5,023       3,621

    Net Income                      $3,650      $2,253   $11,415     $ 9,175

    Earnings Per Share:
      Basic                          $0.57       $0.35     $1.77       $1.41
      Diluted                         0.57        0.35      1.77        1.41
      Dividends Per Share             0.17        0.15      0.67        0.60


                                                           December 31,
                                                      2003              2002
    Balance Sheet Summary:
      Total Assets                                  $567,188          $535,318
      Total Earning Assets                           525,730           497,754
      Loan and Lease Receivables,
       Net of Unearned Discount                      386,578           358,057
      Allowance for Credit Losses                      6,842             6,623
      Total Deposits                                 387,680           353,100
      Common Shareholders' Equity                     73,329            67,032
      Book Value Per Share                             11.40             10.43

    Average Balance Sheet Data:
      Total Assets                                  $549,705          $532,409
      Total Earning Assets                           511,220           498,868
      Loan and Lease Receivables,
       Net of Unearned Discount                      365,532           345,374
      Total Deposits                                 372,141           357,539
      Common Shareholders' Equity                     69,421            65,309

    Performance Ratios:
      Return on Average Assets                         2.08%             1.72%
      Return on Common Equity                         16.44%            14.05%

    Average Shares Outstanding
      Basic                                        6,431,701         6,505,534
      Diluted                                      6,431,701         6,505,534

SOURCE  United Security Bancshares, Inc.
    -0-                             02/04/2004
    /CONTACT: Larry Sellers or Robert Steen of United Security Bancshares, Inc., +1-334-636-5424/
    (USBI)

CO:  United Security Bancshares, Inc.
ST:  Alabama
IN:  FIN
SU:  ERN